Exhibit 99.1

Investor Contact:

Sally Beerbower, 703-744-7800

e-mail: sbeerbower@qorvis.com

Company Contact:

Jana Ahlfinger Bell, 972-819-0900

e-mail: jbell@efji.com

EFJ, Inc. Reports Third Quarter 2007 Financial Results

Management to Discuss New Technology Roadmap and Reorganization on

Investor Video Webcast and Conference Call at 9:00 AM Eastern Time

Irving, TX – October 30, 2007 – EFJ, Inc. (NASDAQ: EFJI) today announced its results for the third quarter of 2007. Revenues were $33.7 million for the three months ended September 30, 2007, slightly above the Company’s October 1, 2007, revised guidance of $32.0 million to $33.5 million. This compares to revenues of $33.5 million for the same period of 2006, an increase of $213,000.

The net loss for the third quarter of 2007 was $3.4 million compared to net income of $235,000 for the same period of 2006. The loss per share was $0.13 for the third quarter of 2007 versus diluted earnings per share of $0.01 for the third quarter of last year. The Company recorded non-cash expenses of $1.7 million, including $599,000 related to stock based compensation and $1.1 million related to depreciation and amortization. The third quarter results were affected by a more rapid than expected market decline of its Transcrypt products, a delay in revenues from the 3eTI business, and higher than expected costs associated with EFJohnson.

For the first nine months of 2007, revenues increased $57.1 million, or 78%, to $129.9 million compared to $72.8 million for the first nine months of 2006. The increase was primarily due to sales associated with a large Department of Defense contract. Net income for the first nine months of 2007 was $113,000 versus $1.0 million for the first nine months of the previous year. Diluted earnings per share for the first nine months of 2007 were $0.0 compared to $0.04 per diluted share for the same period in 2006. The Company recorded non-cash expenses of $5.0 million for the first nine months of 2007, including $1.7 million related to stock based compensation and $3.3 million related to depreciation and amortization.

Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer, said, “Over the course of the past seven years, EFJ has evolved to include technology to address market needs that now allow us to take a major step forward to becoming more of a solutions company working in partnership with other major corporations. We have changed from a company involved primarily with analog products to one that is anchored in digital secured wireless solutions, and the changes we will begin to announce today will leverage off that positioning, including structuring the company around our customers and their needs, as opposed to product groups or historical biases.

Jalbert continued, “Today during our investor conference call and webcast, I will discuss our plan for moving forward, including our technology roadmap and how we believe the 3eTI acquisition will facilitate our transition from a products company to a solutions company. I will also discuss how our commitment to the technology roadmap requires the reorganization of our three subsidiaries into a single organization. The simplified structure will streamline our operations, integrate our engineering talent, and take advantage of customer demand for integrating data, voice and video into secure communications solutions. At the same time, we believe the new organization will provide us greater efficiencies and cost savings.”

The Company’s cash position at the end of September 2007 was $21.4 million, and its backlog was $98.1 million versus $62.2 million one year ago.

Conference Call and Video Webcast

The Company has scheduled an investor conference call and video webcast for today, October 30, 2007, at 9:00 a.m. Eastern Time.

To access the webcast go to www.vcall.com and click the orange participant LOGIN button. Fill in login information and enter room # 114807, then click ‘OK’. A pop-up window will open to display the web conference. Please login 5-10 minutes prior to event start time.

The call will also be available via 877-407-8031. Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

The webcast will be archived for 90 days.

About EFJ, Inc.

Headquartered in Irving, Texas, EFJ, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our expectations on revenues, net income before income taxes, non-cash compensation expense and margin improvement for the business. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 mHz reconfiguration program, our ability to increase our margin at our Private Wireless segment, the percentage of backlog which is filled during a period, our reliance on third-party suppliers, our ability to realize efficiencies from consolidation of our businesses, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components which meet our specifications, the timing of future product development, the actual operational expense and warranty expense experienced, dependence on continued funding of governmental agency programs, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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EFJ, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2007 and 2006

(Unaudited and in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$33,715	$33,502	$129,959	$72,815
Cost of sales	24,065	21,084	89,305	42,347

Gross profit	9,650	12,418	40,654	30,468

Operating expenses:
Research and development	3,929	2,941	11,504	8,677
Sales and marketing	3,163	2,803	10,288	7,523
General and administrative	5,699	4,657	17,537	12,367
Amortization of intangibles	407	302	1,202	302
Write-off of in-process R&D	—	1,600	—	1,600

Total operating expenses	13,198	12,303	40,531	30,469

Income (loss) from operations	(3,548)	115	123	(1)

Interest income	315	345	836	1,264
Interest expense	(282)	(225)	(824)	(253)

Income before income taxes	(3,515)	235	135	1,010

Income tax benefit (expense)	137	—	(22)	—

Net income (loss)	$(3,378)	$235	$113	$1,010

Net income (loss) per share – Basic	$(0.13)	$0.01	$—	$0.04

Net income (loss) per share – Diluted	$(0.13)	$0.01	$—	$0.04

Weighted average common shares – Basic	26,035,933	25,850,910	26,032,312	25,786,307

Weighted average common shares – Diluted	26,035,933	26,192,187	26,397,343	26,177,596

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EFJ, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2007 and December 31, 2006

(Unaudited and in thousands, except share and per share data)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$21,369	$22,885
Accounts receivable, net of allowance for returns and doubtful accounts of $1,003 and $789, respectively	25,242	23,427
Receivables—other	6,445	8,673
Cost in excess of billings on uncompleted contracts	3,374	3,940
Inventories, net	32,706	24,411
Deferred income taxes	2,783	3,814
Prepaid expenses	1,424	1,317

Total current assets	93,343	88,467

Property, plant and equipment, net	6,738	6,744
Deferred income taxes, net of current portion	17,143	16,115
Goodwill	25,515	25,513
Other intangible assets, net of accumulated amortization	14,436	15,638
Other assets	140	86

TOTAL ASSETS	$157,315	$152,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$8	$5
Accounts payable	13,566	11,097
Accrued expenses	9,008	8,111
Billings in excess of cost on uncompleted contracts	236	427
Deferred revenues	529	885

Total current liabilities	23,347	20,525
Long-term debt obligations, net of current portion	15,017	15,000
Other liabilities	431	332

TOTAL LIABILITIES	38,795	35,857

Commitments and contingencies

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,208,811 and 26,179,707 issued and outstanding as of September 30, 2007 and December 31, 2006, respectively)	262	262
Additional paid-in capital	153,465	151,665
Accumulated other comprehensive loss	(431)	(332)
Accumulated deficit	(34,776)	(34,889)

TOTAL STOCKHOLDERS’ EQUITY	118,520	116,706

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$157,315	$152,563

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